Exhibit 99.3

TD GROUP US HOLDINGS LLC

SECRETARY'S CERTIFICATE

The undersigned, being a duly elected, acting and qualified Assistant Secretary of TD Group US Holdings LLC (the "Company"), hereby certifies that the following is a true copy of the resolution approved by the Board of Directors of the Company, effective September 1, 2025, and that said resolution has not been further modified or rescinded and is still in full force and effect as of February 27, 2026:

RESOLVED: That any Executive Officer of the Company is hereby authorized and empowered to execute any and all contracts, deeds, mortgages, notes, security agreements, financing statements, leases, assignments, releases, discharges, settlements of claims, purchase and sale agreements for the purchase, lease, sale and conveyance of the Company's real and personal property and general contracts, documents, agreements and any other instruments in order to effectuate the business of the Company.

I further certify the following individual is an Executive Officer of the Company.

Andre Ramos Executive Vice President and Chief Financial Officer TD AMCB

IN WITNESS WHEREOF, the undersigned executed this Certificate on the 18th day of February 2026.

/s/ Lori Gomez

Lori Gomez, Assistant Secretary TD Group US Holdings LLC